Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
SECOND QUARTER RESULTS AND REVISED GUIDANCE FOR THE YEAR

HOUSTON, TX – August 11, 2008 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for both the second quarter and the first half of 2008.

Second Quarter 2008 Compared to Second Quarter 2007:
▪	Revenues rose 50% to a record $106.7 million from $71.3 million;
▪	Gross margin was 11% compared to 11.3%;
▪	Operating income increased 55% to a record $8.2 million from $5.3 million;
▪	Net income was $5.1 million as compared with $3.8 million; and,
▪	Diluted earnings per share were $0.37 compared with $0.32.

First Half 2008 Compared to First Half 2007:
▪	Revenues rose 37% to a record $191.7 million from $140.2 million;
▪	Gross margin increased to 10.4% from 9.8%;
▪	Operating income rose 49% to $12.9 million compared with $8.6 million;
▪	Net income was a record $8.3 million, up 31% compared to $6.3 million; and,
▪	Diluted earnings per share were $0.60 compared with $0.54.

Commenting on the second quarter, Joe Harper, Sterling’s President and Chief Operating Officer, said, “The favorable results of the first quarter continued into the second quarter.  The improvement in revenues was attributable to the consolidation of Road and Highway Builders, LLC, (“RHB”), the heavy civil construction company based in Reno, NV in which we acquired an approximately 92% interest in October of 2007, coupled with strong growth in our Texas operations which benefited from a combination of good weather, an increase in crews and the expansion of our equipment fleet, offset by increased commodity prices and disappointing results on certain of our Texas highway projects.”

Sterling’s Chairman and Chief Executive Officer, Pat Manning, noted, “At June 30, 2008, backlog was $514 million versus $450 million at December 31, 2007.  Of the backlog at June 30, 2008, $252 million is due for completion in 2008.  During the first six months of 2008, we recorded $256 million of new construction contracts, including our first major award in Nevada valued at $46 million, for a highway project near Las Vegas.”

He added, “We continue to enlarge our equipment fleet and are adding to our permanent facilities in Dallas and San Antonio while expanding our existing facilities at our home office in Houston.  In that regard, we added $7 million of property and equipment in the second quarter and $11 million through the first half of 2008.  At the same time, we have maintained a strong financial position, with working capital of approximately $85.2 million and stockholders’ equity of $147.3 million.”

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Sterling Construction Company, Inc. News Release	Page 2
August 11, 2008

Management Issues Revised 2008 Guidance

Mr. Manning said that, in light of certain events occurring primarily in the second and third quarters of 2008, which are discussed more fully in our Form 10-Q filed with the Securities and Exchange Commission this morning, the Company is revising its previously issued guidance for the year ending December 31, 2008 as follows (in thousands, except per share data):

	Revised, as of August 11, 2008	Prior 2008 Guidance
Revenues	$439,000 - $450,000	$428,000 - $473,000
Income before income taxes	$23,300 - $28,700	$30,600 - $33,600
Net income	$15,200 - $18,700	$19,900 - $21,800
Net income per diluted share	$1.11 - $1.36	$1.43 - $1.57

“In summary, the decrease in our guidance for revenues and the income amounts is due to price increases demanded by a steel vendor in our Houston market, increases in gasoline and diesel fuel costs, less than satisfactory results on certain projects in our Dallas market and the July 23, 2008, bankruptcy of SemMaterials, L.P., a supplier of asphalt-grade oil for two of our jobs in Nevada.”

He noted, “The Nevada Department of Transportation has recognized the problems caused by the SemMaterials defaults and has expressed a willingness to work with contractors to redesign affected projects.  Until the redesign of these projects is resolved, we cannot predict the effect, if any, of the SemMaterials bankruptcy on estimated profitability on these two projects.  In addition, the redesign of the affected projects will have an effect on our ability to complete planned portions of these projects in 2008 and, therefore, we estimate 2008 revenue could be as much as $25.0 million less than we had originally planned.”

Manning said, “While the current economic climate causes some changes in our business risks relative to commodity price fluctuations, we believe the Company’s results of operations for the full year 2008 should be within the revised guidance range shown above.”

The revised guidance does include estimated contract incentive awards which management currently believes are likely to be achieved in 2008 and is based on a revised 13,715,000 weighted average diluted number of shares of common stock outstanding for 2008.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing population markets in Texas and Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

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Sterling Construction Company, Inc. News Release	Page 3
August 11, 2008

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Conference Call and Filings
Sterling’s management will hold a conference call to discuss second quarter results and recent corporate developments, at 10:00 am EDT/ 9:00 am CDT today, August 11th.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

The Company will file its 2008 Second Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission today, Monday, August 11, 2008.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
James H. Allen, Jr., CFO	The Equity Group Inc.
Joseph P. Harper, Pres. & COO	Linda Latman 212-836-9609
281-821-9091	Lena Cati 212-836-9611

(See Accompanying Tables)

Sterling Construction Company, Inc. News Release	Page 4
August 11, 2008

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007

Revenues	$106,728	$71,275	$191,654	$140,163
Cost of revenues	94,988	63,229	171,813	126,485
Gross profit	11,740	8,046	19,841	13,678
General and administrative expenses	(3,442)	(2,876)	(6,889)	(5,476)
Other income (expense)	(91)	108	(102)	416
Operating income	8,207	5,278	12,850	8,618
Interest income	223	475	510	941
Interest expense	(152)	(42)	(282)	(42)
Income before income taxes and minority interest	8,278	5,711	13,078	9,517
Income tax expense	(2,781)	(1,914)	(4,372)	(3,209)
Minority interest in earnings of subsidiary	(357)	--	(449)	--

Net income	$5,140	$3,797	$8,257	$6,308

Net income per share:
Basic	$0.39	$0.35	$0.63	$0.58
Diluted	$0.37	$0.32	$0.60	$0.54

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	13,110,500	10,969,513	13,089,682	10,944,654
Diluted	13,783,307	11,783,284	13,695,000	11,768,881

Sterling Construction Company, Inc. News Release	Page 5
August 11, 2008

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$85,197	$80,649
Short-term investments	--	54
Contracts receivable, including retainage	63,617	54,394
Costs and estimated earnings in excess of billings on uncompleted contracts	5,904	3,747
Inventories	1,147	1,239
Deferred tax asset, net	1,088	1,088
Deposits and other current assets	1,392	1,779
Total current assets	158,345	142,950
Property and equipment, net	76,245	72,389
Goodwill	57,232	57,232
Other assets, net	1,795	1,944
Total assets	$293,617	$274,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,739	$27,190
Billings in excess of costs and estimated earnings on uncompleted contracts	33,349	25,349
Current maturities of long term obligations	73	98
Income taxes payable	1,246	1,102
Other accrued expenses	7,720	7,148
Total current liabilities	73,127	60,887
Long-term liabilities:
Long-term debt, net of current maturities	60,519	65,556
Deferred tax liability, net	5,593	3,098
Minority interest in subsidiary	7,063	6,362
	146,302	75,016
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares ,none issued	--	--
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 13,117,748 and 13,006,502 shares issued	131	130
Additional paid-in capital	148,231	147,786
Accumulated deficit	(1,047)	(9,304)
Total stockholders’ equity	147,315	138,612
Total liabilities and stockholders’ equity	$293,617	$274,515